Exhibit 99.1

Jeffrey G. Katz Elected to CA Technologies Board of Directors

Seasoned Technology Executive Brings Exceptional Business and Operational Expertise

NEW YORK - March 12, 2015 – CA Technologies (NASDAQ:CA) today announced that Jeffrey G. Katz, 59, has been elected to its Board of Directors, effective immediately. Katz also has been named as a member of the Board’s Audit Committee and Compliance and Risk Committee.

“The Board will greatly benefit from Jeff’s extensive technology and business experience managing high-performance organizations as well as his considerable operational expertise,” said Art Weinbach, chairman, CA Technologies. “Jeff’s appointment is also indicative of the Board’s ongoing assessment of its collective skills, experience and expertise. We are delighted to welcome him.”

Katz’s appointment brings the Board membership to 12, 11 of whom are independent.

Katz is a seasoned leader in the technology industry, having served as founding chairman, president and chief executive officer of Orbitz Worldwide, Inc., a global online travel company.

Most recently, Katz served as chief executive officer of Wize Commerce, Inc., a provider of online monetization and traffic acquisition technology solutions. Prior to joining Wize Commerce in 2010, Katz served for five years at LeapFrog Enterprises, Inc., a provider of digital educational entertainment solutions for children, in a number of executive level positions, including executive chairman, president and chief executive officer.

Previously, Katz held several executive level positions including chief executive officer of Swissair, formerly Switzerland’s national airline.

Katz has served on the board of R.R. Donnelley & Sons Company, a digital and print communications business, since 2013. He formerly served on the boards of Digital River, Inc., a provider of online commerce, payments and marketing solutions, LeapFrog Enterprises, Northwest Airlines Corporation and Orbitz.

Katz earned a Master of Science degree from the Massachusetts Institute of Technology, a Master of Science degree in Mechanical Engineering from Stanford University and a Bachelor of Science degree in Mechanical Engineering from the University of California, Davis.

About CA Technologies

CA Technologies (NASDAQ: CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the application economy. Software is at the heart of every business, in every industry. From planning to development to management and security, CA is working with companies worldwide to change the way we live, transact and communicate – across mobile, private and public cloud, distributed and mainframe environments. Learn more at ca.com.

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